Exhibit 99.1

FXCM Reports Monthly Metrics

NEW YORK, October 11, 2016 -- FXCM Inc. (NASDAQ:FXCM) today announced certain key customer trading metrics for September 2016 for its retail and institutional foreign exchange business.

September 2016 Customer Trading Metrics from Continuing Operations (1)

Retail Customer Trading Metrics

•	Retail customer trading volume (2) of $324 billion in September 2016, 20% higher than August 2016 and 0.6% lower than September 2015.

•	Average retail customer trading volume (2) per day of $14.7 billion in September 2016, 26% higher than August 2016 and 0.7% lower than September 2015.

•	An average of 563,001 retail client trades per day in September 2016, 14% higher than August 2016 and 0.3% lower than September 2015.

•	Volume from indirect sources was 38% of total retail volume (2) in the third quarter 2016.

•	Retail customer trading volume (2) for the third quarter 2016 was $875 billion, 4% higher than the second quarter 2016, and 10% lower than the third quarter 2015.

•	Active accounts (3) of 177,818 as of September 30, 2016, an increase of 2,061, or 1%, from August 31, 2016, and a decrease of 2,303, or 1%, from September 30, 2015.

•	Tradeable accounts (4) of 155,067 as of September 30, 2016, a decrease of 18,381, or 11%, from August 31, 2016, and a decrease of 5,283, or 3%, from September 30, 2015.

Retail Tradeable Accounts declined 11% which was mainly driven by the accounts removed due to the dormancy fee charged to clients on September 30, 2016.  If dormancy fees were not charged, Tradeable accounts would have decreased by 1,068 accounts or 0.6% in September 30, 2016 when compared to August 31, 2016.

Institutional Customer Trading Metrics

•	Institutional customer trading volume (2) of $29 billion in September 2016, 12% higher than August 2016 and 38% lower than September 2015.

•	Average institutional trading volume (2) per day of $1.3 billion in September 2016, 18% higher than August 2016 and 38% lower than September 2015.

•	An average of 41,397 institutional client trades per day in September 2016, 12% higher than August 2016 and 39% higher than September 2015.

•	Institutional customer trading volume (2) for the third quarter 2016 was $96 billion, 47% lower than the second quarter 2016, and 27% lower than the third quarter 2015.

More information, including historical results for each of the above metrics, can be found on the investor relations page of FXCM's corporate website www.fxcm.com.

This operating data is preliminary and subject to revision and should not be taken as an indication of the financial performance of FXCM Inc. FXCM undertakes no obligation to publicly update or review previously reported operating data. Any updates to previously reported operating data will be reflected in the historical operating data that can be found on the Investor Relations page of the Company's corporate website www.fxcm.com.

 (1) Customer Trading Metrics from Continuing Operations excludes discontinued operations of FXCM Japan and FXCM Hong Kong.

(2) Volume that FXCM customers traded in period is translated into US dollars.

(3) An Active Account represents an account that has traded at least once in the previous twelve months.

(4) A Tradeable Account is an account with sufficient funds to place a trade in accordance with FXCM trading policies.

About Us

FXCM Inc. (NASDAQ:FXCM) is a publicly traded company which owns 50.1% of FXCM Group, LLC (FXCM Group).

FXCM Group is a holding company of Forex Capital Markets LLC, (FXCM US), Forex Capital Markets Limited, inclusive of all EU branches (FXCM UK), FXCM Australia Pty. Limited, (FXCM AU), and all affiliates of aforementioned firms, or other firms under the FXCM group of companies (collectively “FXCM”). FXCM Group is owned and operated by FXCM Inc. (NASDAQ:FXCM) and Leucadia National Corporation (NYSE:LUK). Leucadia National Corporation is a multi-billion dollar diversified holding company engaged through its consolidated subsidiaries in a variety of businesses.

FXCM is a leading provider of online foreign exchange (FX) trading, CFD trading, spread betting and related services. The company's mission is to provide global traders with access to the world's largest and most liquid market by offering innovative trading tools, hiring excellent trading educators, meeting strict financial standards and striving for the best online trading experience in the market. Clients have the advantage of mobile trading, one-click order execution and trading from real-time charts. In addition, FXCM offers educational courses on FX trading and provides trading tools proprietary data and premium resources. FXCM Pro provides retail brokers, small hedge funds and emerging market banks access to wholesale execution and liquidity, while providing high and medium frequency funds access to prime brokerage services via FXCM Prime. Trading foreign exchange and CFDs on margin carries a high level of risk, which may result in losses that could exceed your deposits, therefore may not be suitable for all investors. Read full disclaimer.

Disclosure Regarding Forward-Looking Statements

In addition to historical information, this release may contain "forward-looking statements" within the meaning of the safe harbor provisions of Section 27A of the Securities Act and Section 21E of the Securities Exchange Act of 1934 which reflect FXCM Inc’s current views with respect to, among other things, its operations and financial performance in the future. Forward-looking statements include statements about future results and performance, including future market share and expected financial results. It is possible that actual results may differ materially from the anticipated results indicated in these forward-looking statements. Please refer to FXCM Inc.'s most recent Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, and other reports or documents FXCM Inc. files with, or furnishes to, the SEC from time to time, for a discussion of important factors that could cause actual results to differ materially from those projected in these forward-looking statements.

Contacts

Jaclyn Sales, 646-432-2463

Vice-President, Corporate Communications and Investor Relations

jsales@fxcm.com